Exhibit 99.1
MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES
INCREMENTAL REVOLVING CREDIT CAPACITY

KILGORE, TX – December 6, 2011 (GlobeNewswire) – Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that it has increased the size of its revolving credit facility to $375,000,000.  This represents an increase of $25,000,000 as the Partnership has added Cadence Bank, N.A. to its syndicate of lenders for that amount.  The revolving credit facility is the Partnership’s primary source of liquidity and matures April 15, 2016.

About Martin Midstream Partners L.P.

Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region.  The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution; marine transportation services for petroleum products and by-products.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

Contact:                 Joe McCreery, Vice President – Finance & Head of Investor Relations,
Martin Midstream Partners L.P.
Phone: (903) 988-6425
joe.mccreery@martinmlp.com